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             EXHIBIT 23.1 - CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Experts," "Summary Historical and Pro Forma Consolidated Financial Data of Great Lakes" and "Selected Historical Financial Data of Great Lakes" in the Amended Registration Statement on Form S-4 and related Prospectus of OSCA, Inc. for the registration of 7,900,000 shares of its Class B common stock and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the consolidated financial statements of Great Lakes Chemical Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


Indianapolis, Indiana
December 17, 2001